Exhibit 99.1

Post Office Box 1227 Mount Airy, North Carolina 27030 Telephone: (336) 783-3900 Fax: (336) 789-3687 Email: surreybank@surreybank.com

Press Release

For Immediate Release	For additional information, please contact
November 28, 2011	Ted Ashby, CEO, or Mark Towe, CFO
(336) 783-3900

Surrey Bancorp Announces 10% Common Stock Dividend

MOUNT AIRY, NC - Surrey Bancorp (the “Company”, OTC Bulletin Board: SRYB) announced today that its Board of Directors, at its regularly scheduled board meeting on November 15, 2011, approved a 10 percent stock dividend on the Company’s common stock. Each shareholder of record at the close of business on December 9, 2011, will receive one additional share of common stock for each ten shares held on that date. Fractional shares will be paid in cash.

Currently, Surrey Bancorp has 3,215,764 common shares outstanding. Upon completion of the stock dividend, the number will increase to approximately 3,537,000. The additional shares will be mailed or delivered on or before December 19, 2011, according to Ted Ashby, President of Surrey Bancorp.

Surrey Bancorp is the bank holding company for Surrey Bank & Trust (the “Bank”) and is located at 145 North Renfro Street, Mount Airy, North Carolina. The Bank operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full-service branch offices are also located at 653 South Key Street in Pilot Mountain, North Carolina, and 940 Woodland Drive in Stuart, Virginia.

Surrey Bank & Trust is engaged in the sale of insurance through its wholly owned subsidiary, SB&T Insurance, located at 199 North Renfro Street in Mount Airy. The Bank also owns Surrey Investment Services, Inc., which provides full-service brokerage and investment advice through an association with LPL Financial, and Freedom Finance, LLC, a sales finance company located at 165 North Renfro Street in Mount Airy.

Surrey Bank & Trust can be found online at www.surreybank.com.

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